Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR THIRD QUARTER 2025
RUSTON, Louisiana (October 22, 2025) - Origin Bancorp, Inc. (NYSE: OBK) (“Origin,” “we,” “our” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $8.6 million, or $0.27 diluted earnings per share (“EPS”) for the quarter ended September 30, 2025, compared to net income of $14.6 million, or $0.47 diluted earnings per share, for the quarter ended June 30, 2025. Pre-tax, pre-provision (“PTPP”)(1) earnings were $47.8 million for the quarter ended September 30, 2025, compared to $21.5 million for the linked quarter.
“I am extremely proud of how we have executed on Optimize Origin and the momentum that has been created throughout our markets,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “We are ahead of pace on our stated plan and are creating real traction on our goal of being a top quartile ROA performer.”
(1) PTPP earnings is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its most directly comparable GAAP measure.

Optimize Origin
•In January 2025, we announced our initiative to drive elite financial performance and enhance our award-winning culture.
•Built on three primary pillars:
◦Productivity, Delivery & Efficiency
◦Balance Sheet Optimization
◦Culture & Employee Engagement
•Established near term target of greater than a 1% ROAA run rate by 4Q25 and an ultimate target of top quartile ROAA.
•Near term target is being achieved in part by branch consolidation, headcount reduction, securities optimization, capital optimization, cash/liquidity management, mortgage restructuring, as well as other opportunistic efficiency optimizations throughout the organization.
•We believe the actions we have taken have or will drive earnings improvement of approximately $37.2 million, in total, annually on a pre-tax pre-provision basis.

Financial Highlights
•Net income was $8.6 million for the quarter ended September 30, 2025, reflecting a decrease of $6.0 million, or 41.1%, compared to the linked quarter. PTPP earnings(1) were $47.8 million for the quarter ended September 30, 2025, reflecting an increase of $26.3 million, or 122%, compared to the linked quarter.
•Net interest income was $83.7 million for the quarter ended September 30, 2025, reflecting an increase of $1.6 million, or 1.9%, compared to the linked quarter and is at its highest level in the previous ten quarters.

•Our fully tax equivalent net interest margin (“NIM-FTE”) expanded four basis points to 3.65% for the quarter ended September 30, 2025, compared to the quarter ended June 30, 2025, and is at its highest level in the previous ten quarters. The increase was primarily driven by a two-basis point increase in the yield earned on average interest-earning assets and a three-basis point decline in the rate paid on average interest-bearing liabilities.
•Total deposits were $8.33 billion at September 30, 2025, reflecting an increase of $208.8 million, or 2.6%, compared to June 30, 2025. Total noninterest-bearing deposits were $2.00 billion at September 30, 2025, reflecting an increase of $158.6 million, or 8.6%, compared to the linked quarter.
•During the quarter ended September 30, 2025, we repurchased 265,248 shares of our common stock at an average price of $35.85 per share. Year-to-date, we have repurchased 401,647 shares of our common stock at an average price of $34.59 per share.
•Book value per common share was $39.23 at September 30, 2025, reflecting an increase of $0.61, or 1.6%, compared to June 30, 2025, and $2.47, or 6.7%, compared to September 30, 2024. Tangible book value per common share(1) was $33.95 at September 30, 2025, reflecting increases of $0.62, or 1.9%, compared to June 30, 2025 and $2.58, or 8.2%, compared to September 30, 2024.
•As part of our Optimize Origin initiatives, we purchased additional shares of Argent Financial on July 1, 2025, which increased our ownership to more than 20%. This purchase required a change to how we account for this investment from the cost method to the equity method and resulted in a fair value adjustment gain and equity method investment income of $7.0 million and $1.2 million, respectively, recorded during the current quarter.
(1) Tangible book value per common share and PTPP Earnings are non-GAAP financial measures, please see the last few pages of this document for a reconciliation of this alternative financial measure to its most directly comparable GAAP measure.
Results of Operations for the Quarter Ended September 30, 2025
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended September 30, 2025, was $83.7 million, an increase of $1.6 million, or 1.9%, compared to the quarter ended June 30, 2025. A total increase of $2.2 million in net interest income was driven by an overall improvement in our funding mix, as growth in total deposits provided additional liquidity that was deployed into interest-earning balances due from banks and used to reduce borrowings. In addition, interest income earned on investment securities increased $1.2 million when compared to the linked quarter. These increases were partially offset by a $994,000 decrease in interest income earned on loans held for investment (“LHFI”).
The overall improvement in our funding mix was reflected in a $197.0 million increase in average interest-earning balances due from banks and an $81.2 million decrease in average balances of FHLB advances and other borrowings. The increase in average interest-earning balances due from banks contributed to a $2.1 million increase in interest income, while the decrease in average balances of FHLB advances and other borrowings contributed $883,000 of the total $943,000 decrease in interest expense during the quarter ended September 30, 2025. These increases in net interest income were partially offset by an $806,000 increase in interest expense on savings and interest-bearing transaction accounts, resulting from a $102.1 million increase in average savings and interest-bearing transaction accounts balances, when compared to the linked quarter.
The $1.2 million increase in interest income earned on investment securities was largely driven by the full-quarter benefit of the bond portfolio optimization strategy executed during the quarter ended June 30, 2025, in conjunction with our Optimize Origin initiative.
Interest income on LHFI decreased by $994,000, primarily due to lower average loan balances which drove a $2.8 million decline in LHFI interest income during the quarter ended September 30, 2025. The decrease was partially offset by $1.3 million in additional interest income as a result of one extra calendar day during the current quarter. The remaining change was mainly due to shifts in the loan mix, as overall LHFI yields remained stable at 6.33% for both quarters. The decrease in average LHFI principal balances was primarily due to decreases of $95.1 million, $73.4 million and $59.7 million in construction/land/land development loans, commercial and industrial loans and mortgage warehouse lines of credit (“MW LOC”), respectively, partially offset by increases of $42.5 million and $37.3 million in commercial real estate and residential real estate loans, respectively, during the quarter ended September 30, 2025.

The Federal Reserve Board sets various benchmark rates, including the federal funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. On September 17, 2025, the Federal Reserve reduced the federal funds target rate range by 25 basis points, to a range of 4.00% to 4.25%, decreasing the federal funds target range for the fourth time for a total of 125 basis points from its recent cycle high set in mid-2023.
Our NIM-FTE was 3.65% for the quarter ended September 30, 2025, representing four- and 47-basis-point increases compared to the linked quarter and the quarter ended September 30, 2024, respectively. The yield earned on interest-earning assets for the quarter ended September 30, 2025, was 5.89%, an increase of two basis points compared to the linked quarter and a decrease of 20 basis points compared to the quarter ended September 30, 2024. The average rate paid on total interest-bearing liabilities for the quarter ended September 30, 2025, was 3.22%, representing a reduction of three- and 82-basis points compared to the linked quarter and the quarter ended September 30, 2024, respectively.
Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			Change	% Change
(Dollars in thousands, unaudited)	September 30, 2025	June 30, 2025	September 30, 2024	Linked Quarter	Linked Quarter
Past due LHFI(1)	$72,512	$67,626	$38,838	$4,886	7.2%
Past due 30 to 89 days and still accruing	7,739	12,495	20,170	(4,756)	(38.1)
Allowance for loan credit losses (“ALCL”)	96,259	92,426	95,989	3,833	4.1
Total nonperforming LHFI	88,282	85,315	64,273	2,967	3.5
Provision for credit losses	36,820	2,862	4,603	33,958	N/M
Net charge-offs	31,383	2,300	9,520	29,083	N/M
Credit quality ratios(2):
ALCL to nonperforming LHFI	109.04%	108.33%	149.35%	0.71%	N/A
ALCL to total LHFI	1.28	1.20	1.21	0.08	N/A
ALCL to total LHFI, adjusted(3)	1.35	1.29	1.28	0.06	N/A
Nonperforming LHFI to LHFI	1.17	1.11	0.81	0.06	N/A
Net charge-offs to total average LHFI (annualized)	1.65	0.12	0.48	1.53	N/A
___________________________
N/A = Not applicable.
N/M = Not meaningful
(1)Past due LHFI are defined as loans 30 days or more past due and includes past due nonperforming loans.
(2)Please see the Loan Data schedule at the back of this document for additional information.
(3)The ALCL to total LHFI, adjusted, is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.
Our results included a credit loss provision expense of $36.8 million during the quarter ended September 30, 2025, which includes a $35.2 million provision for loan credit losses, compared to provision for loan credit losses of $2.7 million for the linked quarter. The total credit loss provision increase was primarily related to the suspected borrower fraud impacting the Tricolor Holdings, LLC loan relationship which was previously disclosed in our Current Report on Form 8-K filed on September 10, 2025, and drove a $29.5 million increase in the total provision, consisting of a $28.1 million provision for loan credit losses and a $1.5 million provision for off-balance sheet commitments. We are pursuing all possible opportunities for recovery. Also contributing to the increase in provision for loan credit losses was a $1.7 million increase in the provision for relationships impacted by the questioned banker activity first disclosed during the quarter ended June 30, 2024. Our provision for loan credit losses, exclusive of these events, would have been $5.5 million for the quarter ended September 30, 2025, representing a $2.8 million increase compared to the linked quarter primarily due to increases in construction/land/land development and commercial and industrial credit loan loss provisions.
Net charge-offs increased $29.1 million for the quarter ended September 30, 2025, when compared to the quarter ended June 30, 2025, primarily due to net charge-offs of $28.4 million in the current quarter related to the relationship with Tricolor Holdings, LLC, discussed above.

Noninterest Income
Noninterest income for the quarter ended September 30, 2025, was $26.1 million, an increase of $24.8 million from the linked quarter, primarily driven by a $14.4 million loss on sales of securities, net in the linked quarter, and $7.0 million, $2.5 million and $2.1 million increases in changes in fair value of equity investments, equity method investment income (loss) and other income, respectively, in the current quarter. These increases were partially offset by a decrease of $643,000 in mortgage banking revenue.
The $14.4 million loss on sales of securities, net, during the linked quarter was due to the execution of the bond portfolio optimization strategy discussed in detail in the linked quarter earnings release.
The $7.0 million increase in the fair value of equity method investments was driven by the additional investment in Argent Financial which increased our ownership percentage above the threshold required to implement the equity method of accounting. The equity method of accounting requires the asset be recorded at fair value immediately prior to the purchase, and therefore required an upward adjustment to its basis.
The components of equity method investment income are as follows:

	At and For the Three Months Ended			Change	% Change
(Dollars in thousands, unaudited)	September 30, 2025	June 30, 2025	September 30, 2024	Linked Quarter	Linked Quarter
Argent investment income	$1,227	$—	$—	$1,227	N/M
Limited partnership investment (loss) income	(677)	(1,909)	375	1,232	64.5%
Total equity method investment income	$550	$(1,909)	$375
___________________________
N/M = Not meaningful
The $2.5 million increase in equity method investment income (loss) was primarily driven by a $1.7 million downward adjustment in one limited partnership investment during the linked quarter. Also contributing to the increase was Argent equity method investment income totaling $1.2 million.
The $2.1 million increase in other income was due to insurance recoveries in connection with the previously disclosed questioned banker activity.
The $643,000 decrease in mortgage banking revenue was primarily due to a decrease in origination and sales volume in the current quarter.
Noninterest Expense
Noninterest expense for the quarter ended September 30, 2025, was $62.0 million, an increase of $45,000, or 0.1% from the linked quarter. There were no material changes in noninterest expense income statement line items compared to the linked quarter.
Financial Condition
Loans
•Total LHFI at September 30, 2025, were $7.54 billion, a decrease of $147.3 million, or 1.9%, from $7.68 billion at June 30, 2025, and a decrease of $419.7 million, or 5.3%, compared to September 30, 2024.
•The primary drivers of the decrease during the quarter ended September 30, 2025, compared to the linked quarter, were decreases in MW LOC and commercial and industrial loans of $101.8 million and $91.4 million, respectively. These decreases were partially offset by an increase of $64.2 million in non-owner occupied commercial real estate.

Securities
•Total securities at September 30, 2025 were $1.12 billion, a decrease of $22.5 million, or 2.0%, from $1.14 billion at June 30, 2025, and a decrease of $57.0 million, or 4.8%, compared to September 30, 2024.
•The decrease in securities was primarily due to scheduled principal paydowns, calls and maturities of short-term investments securities during the current quarter.
•Accumulated other comprehensive loss, net of taxes, primarily associated with unrealized losses within the available for sale portfolio, was $61.2 million at September 30, 2025, a decrease of $12.4 million, or 16.9% , from the linked quarter.
•The weighted average effective duration for the total securities portfolio was 4.31 years as of September 30, 2025, compared to 4.52 years as of June 30, 2025.
Equity Method Investments
•Equity method securities at September 30, 2025, were $65.6 million, an increase of $49.8 million, or 313.8%, compared to June 30, 2025, and an increase of $45.7 million, or 228.8% from September 30, 2024. The primary driver of the increase was a change in presentation as described immediately below.
•As a result of our Optimize Origin initiative and during the quarter ended September 30, 2025, we made an additional investment in Argent Financial which increased our ownership percentage above the threshold required to implement the equity method of accounting. The implementation of the equity method of accounting resulted in a change in presentation to the underlying asset from nonmarketable equity securities held in other financial institutions to equity method investments and required a remeasurement of the fair value of the asset before applying equity method accounting.
•The remeasurement of the asset resulted in a $7.0 million fair value adjustment gain and, subsequent to the implementation of equity method accounting, we recorded equity method investment income of $1.2 million during the current quarter. As of September 30, 2025, the carrying value of our total investment in Argent Financial was $49.8 million.
•We estimate that our investment in Argent Financial should result in a pre-tax annualized benefit of approximately $6.0 million beginning in the fourth quarter of 2025.
Deposits
•Total deposits at September 30, 2025, were $8.33 billion, an increase of $208.8 million, or 2.6%, compared to June 30, 2025, and a decrease of $154.7 million, or 1.8%, from September 30, 2024.
•The increase in total deposits at September 30, 2025, compared to the linked quarter was primarily due to increases of $158.6 million and $99.3 million in noninterest-bearing demand deposits and money market deposits, respectively. The increase was partially offset by a decrease of $35.6 million in interest-bearing demand deposits.
•At September 30, 2025, and June 30, 2025, noninterest-bearing deposits as a percentage of total deposits were 24.0% and 22.7%, respectively. At September 30, 2024, noninterest-bearing deposits as a percentage of total deposits were 22.3%.
Borrowings
•FHLB advances and other borrowings at September 30, 2025, were $12.8 million, a decrease of $115.1 million from $127.8 million at June 30, 2025, and a decrease of $17.7 million compared to September 30, 2024. The decrease was primarily due to growth in total deposits in the current quarter compared to the linked quarter.
•Average FHLB advances were $22.9 million for the quarter ended September 30, 2025, a decrease of $81.6 million from $104.5 million for the quarter ended June 30, 2025 and a decrease of $10.4 million from September 30, 2024.
Conference Call
Origin will hold a conference call to discuss its third quarter 2025 results on Thursday, October 23, 2025, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International 1); +1 (857) 999-3259 (U.S. Local / International 2); +1 (888) 700-7550 (U.S. Toll Free), enter Conference ID: 79032 and request to be joined into the Origin Bancorp, Inc. (OBK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ325.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.

About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 56 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle. In addition, Origin provides a broad range of insurance agency products and services through its wholly owned insurance subsidiary, Forth Insurance, LLC. For more information, visit www.origin.bank and www.forthinsurance.com.
Non-GAAP Financial Measures
Origin reports its results in accordance with generally accepted accounting principles in the United States of America ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures may provide meaningful information to investors that is useful in understanding Origin's results of operations and underlying trends in its business. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: PTPP earnings, PTPP ROAA, tangible book value per common share, ROATCE, and core efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin Bancorp, Inc’s (“Origin”, “we”, “our” or the “Company”) future financial performance, business and growth strategies, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: (1) the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the impact of tariffs, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing; (2) changes in benchmark interest rates and the resulting impacts on net interest income; (3) deterioration of Origin’s asset quality; (4) factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; (5) the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; (6) changes in the value of collateral securing Origin’s loans; (7) the impact of generative artificial intelligence; (8) Origin’s ability to anticipate interest rate changes and manage interest rate risk; (9) the impact of heightened regulatory requirements, reduced debit interchange and overdraft income and the possibility of facing related adverse business consequences if our total assets grow in excess of $10 billion as of December 31 of any calendar year; (10) the effectiveness of Origin’s risk management framework and quantitative models; (11) Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; (12) the impact of labor pressures; (13) changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; (14) changes in management personnel; (15) Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; (16) increasing costs as Origin grows deposits; (17) operational risks associated with Origin’s business; (18) significant turbulence or a disruption in the capital or financial markets and the effect of market disruption and interest rate volatility on our investment securities; (19) increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; (20) compliance with governmental and regulatory requirements and changes in laws, rules, regulations, interpretations or policies relating to financial institutions; (21) periodic changes to the extensive body of accounting rules and best practices; (22) further government intervention in the U.S. financial system; (23) a deterioration of the credit rating for U.S. long-term sovereign debt; (24) Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; (25) natural disasters and other adverse weather events, pandemics, acts of terrorism, war, and other matters beyond Origin’s control; (26) developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; (27) fraud or misconduct by internal or external actors (including Origin employees); (28) cybersecurity threats or security breaches and the cost of defending against them; (29) Origin’s ability to maintain adequate internal controls over financial and non-financial reporting; and (30) potential claims, damages, penalties, fines, costs and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
This press release contains projected financial information with respect to Origin, including with respect to certain goals and strategic initiatives of Origin and the anticipated benefits thereof. This projected financial information constitutes forward-looking information and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to significant business, economic (including interest rate), competitive, and other risks and uncertainties. Actual results may differ materially from the results contemplated by the projected financial information contained herein and the inclusion of such projected financial information in this release should not be regarded as a representation by any person that such actions will be taken or accomplished or that the results reflected in such projected financial information with respect thereto will be achieved.

Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank
Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data
(Unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Income statement and share amounts	(Dollars in thousands, except per share amounts)
Net interest income	$83,704	$82,136	$78,459	$78,349	$74,804
Provision (benefit) for credit losses	36,820	2,862	3,444	(5,398)	4,603
Noninterest income (loss)	26,128	1,368	15,602	(330)	15,989
Noninterest expense	62,028	61,983	62,068	65,422	62,521
Income before income tax expense	10,984	18,659	28,549	17,995	23,669
Income tax expense	2,361	4,012	6,138	3,725	5,068
Net income	$8,623	$14,647	$22,411	$14,270	$18,601
PTPP earnings(1)	$47,804	$21,521	$31,993	$12,597	$28,272
Basic earnings per common share	0.28	0.47	0.72	0.46	0.60
Diluted earnings per common share	0.27	0.47	0.71	0.46	0.60
Dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Weighted average common shares outstanding - basic	31,183,092	31,192,622	31,205,752	31,155,486	31,130,293
Weighted average common shares outstanding - diluted	31,363,571	31,327,818	31,412,010	31,308,805	31,239,877

Balance sheet data
Total LHFI	$7,537,099	$7,684,446	$7,585,526	$7,573,713	$7,956,790
Total LHFI excluding MW LOC	7,064,131	7,109,698	7,181,395	7,224,632	7,461,602
Total assets	9,791,306	9,678,158	9,750,372	9,678,702	9,965,986
Total deposits	8,331,830	8,123,036	8,338,412	8,223,120	8,486,568
Total stockholders’ equity	1,214,756	1,205,769	1,180,177	1,145,245	1,145,673

Performance metrics and capital ratios
Yield on LHFI	6.33%	6.33%	6.33%	6.47%	6.67%
Yield on interest-earnings assets	5.89	5.87	5.79	5.91	6.09
Cost of interest-bearing deposits	3.20	3.20	3.23	3.61	4.01
Cost of total deposits	2.46	2.47	2.52	2.79	3.14
NIM - fully tax equivalent ("FTE")	3.65	3.61	3.44	3.33	3.18
Return on average assets (annualized) ("ROAA")	0.35	0.60	0.93	0.57	0.74
PTPP ROAA (annualized)(1)	1.95	0.89	1.32	0.50	1.13
Return on average stockholders’ equity (annualized) ("ROAE")	2.79	4.94	7.79	4.94	6.57
Return on average tangible common equity (annualized) ("ROATCE")(1)	3.22	5.74	9.09	5.78	7.74
Book value per common share	$39.23	$38.62	$37.77	$36.71	$36.76
Tangible book value per common share (1)	33.95	33.33	32.43	31.38	31.37
Efficiency ratio(2)	56.48%	74.23%	65.99%	83.85%	68.86%
Core efficiency ratio(1)	54.70	73.77	65.33	82.79	67.48
Common equity tier 1 to risk-weighted assets(3)	13.59	13.47	13.57	13.32	12.46
Tier 1 capital to risk-weighted assets(3)	13.78	13.67	13.77	13.52	12.64
Total capital to risk-weighted assets(3)	15.90	15.68	15.81	16.44	15.45
Tier 1 leverage ratio(3)	11.69	11.70	11.47	11.08	10.93
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(1)PTPP earnings, PTPP ROAA, tangible book value per common share, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their most directly comparable GAAP measures, please see the last few pages of this release.
(2)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(3)September 30, 2025, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Year-To-Date Financial Data
(Unaudited)

	Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2025	2024

Income statement and share amounts
Net interest income	$244,299	$222,017
Provision for credit losses	43,126	12,846
Noninterest income	43,098	55,709
Noninterest expense	186,079	185,616
Income before income tax expense	58,192	79,264
Income tax expense	12,511	17,042
Net income	$45,681	$62,222
PTPP earnings(1)	$101,318	$92,110
Basic earnings per common share	1.46	2.00
Diluted earnings per common share	1.46	2.00
Dividends declared per common share	0.45	0.45
Weighted average common shares outstanding - basic	31,193,739	31,051,672
Weighted average common shares outstanding - diluted	31,382,010	31,160,867

Performance metrics
Yield on LHFI	6.33%	6.61%
Yield on interest-earning assets	5.85	6.04
Cost of interest-bearing deposits	3.21	3.94
Cost of total deposits	2.48	3.07
NIM-FTE	3.57	3.18
ROAA (annualized)	0.63	0.84
PTPP ROAA (annualized)(1)	1.39	1.24
ROAE (annualized)	5.11	7.62
ROATCE (annualized)(1)	5.93	9.04
Efficiency ratio(2)	64.75	66.83
Core efficiency ratio(1)	63.58	66.09
____________________________
(1)PTPP earnings, PTPP ROAA, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their most directly comparable GAAP measures, please see the last few pages of this release.
(2)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Interest and dividend income	(Dollars in thousands, except per share amounts)
Interest and fees on loans	$120,096	$121,239	$117,075	$127,021	$133,195
Investment securities-taxable	8,767	7,692	8,076	6,651	6,536
Investment securities-nontaxable	1,523	1,425	968	964	905
Interest and dividend income on assets held in other financial institutions	5,753	4,281	6,424	5,197	3,621
Total interest and dividend income	136,139	134,637	132,543	139,833	144,257
Interest expense
Interest-bearing deposits	51,026	50,152	51,779	59,511	67,051
FHLB advances and other borrowings	273	1,216	96	88	482
Subordinated indebtedness	1,136	1,133	2,209	1,885	1,920
Total interest expense	52,435	52,501	54,084	61,484	69,453
Net interest income	83,704	82,136	78,459	78,349	74,804
Provision (benefit) for credit losses	36,820	2,862	3,444	(5,398)	4,603
Net interest income after provision (benefit) for credit losses	46,884	79,274	75,015	83,747	70,201
Noninterest income
Insurance commission and fee income	6,598	6,661	7,927	5,441	6,928
Service charges and fees	4,965	4,927	4,716	4,801	4,664
Other fee income	2,262	2,809	2,301	2,152	2,114
Mortgage banking revenue	726	1,369	915	1,151	1,153
Swap fee income	1,387	1,435	533	116	106
(Loss) gain on sales of securities, net	—	(14,448)	—	(14,617)	221
Change in fair value of equity investments	6,972	—	—	—	—
Equity method investment income (loss)	550	(1,909)	(1,692)	(62)	375
Other income	2,668	524	902	688	428
Total noninterest income (loss)	26,128	1,368	15,602	(330)	15,989
Noninterest expense
Salaries and employee benefits	37,863	38,280	37,731	36,405	38,491
Occupancy and equipment, net	7,079	7,187	8,544	7,913	6,298
Data processing	3,526	3,432	2,957	3,414	3,470
Office and operations	3,184	3,337	2,972	2,883	2,984
Intangible asset amortization	1,583	1,768	1,761	1,800	1,905
Regulatory assessments	1,269	1,345	1,392	1,535	1,791
Advertising and marketing	1,524	1,158	1,133	1,929	1,449
Professional services	1,395	1,285	1,250	2,064	2,012
Electronic banking	1,470	1,359	1,354	1,377	1,308
Loan-related expenses	979	669	599	431	751
Franchise tax expense	686	688	675	884	721
Other expenses	1,470	1,475	1,700	4,787	1,341
Total noninterest expense	62,028	61,983	62,068	65,422	62,521
Income before income tax expense	10,984	18,659	28,549	17,995	23,669
Income tax expense	2,361	4,012	6,138	3,725	5,068
Net income	$8,623	$14,647	$22,411	$14,270	$18,601

Origin Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Assets
Cash and due from banks	$94,062	$113,918	$112,888	$132,991	$159,337
Interest-bearing deposits in banks	532,847	220,193	373,314	337,258	161,854
Total cash and cash equivalents	626,909	334,111	486,202	470,249	321,191
Securities:
AFS	1,104,789	1,126,721	1,161,368	1,102,528	1,160,965
Held to maturity, net of allowance for credit losses	10,559	11,093	11,094	11,095	11,096
Securities carried at fair value through income	6,203	6,218	6,512	6,512	6,533
Total securities	1,121,551	1,144,032	1,178,974	1,120,135	1,178,594
Non-marketable equity securities held in other financial institutions	31,041	75,181	71,754	71,643	67,068
Equity method investments	65,643	15,863	18,228	18,971	19,963
Loans held for sale	312	8,878	10,191	10,494	7,631
LHFI	7,537,099	7,684,446	7,585,526	7,573,713	7,956,790
Less: ALCL	96,259	92,426	92,011	91,060	95,989
LHFI, net of ALCL	7,440,840	7,592,020	7,493,515	7,482,653	7,860,801
Premises and equipment, net	122,899	122,618	123,847	126,620	126,751
Cash surrender value of bank-owned life insurance	41,478	41,265	41,021	40,840	40,602
Goodwill	128,679	128,679	128,679	128,679	128,679
Other intangible assets, net	34,861	36,444	38,212	37,473	39,272
Accrued interest receivable and other assets	177,093	179,067	159,749	170,945	175,434
Total assets	$9,791,306	$9,678,158	$9,750,372	$9,678,702	$9,965,986
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,000,324	$1,841,684	$1,888,808	$1,900,651	$1,893,767
Interest-bearing deposits excluding brokered interest-bearing deposits, if any	5,516,821	5,450,710	5,536,636	5,301,243	5,137,940
Time deposits	814,685	805,642	862,968	941,000	1,023,252
Brokered deposits	—	25,000	50,000	80,226	431,609
Total deposits	8,331,830	8,123,036	8,338,412	8,223,120	8,486,568
FHLB advances and other borrowings	12,790	127,843	12,488	12,460	30,446
Subordinated indebtedness	89,715	89,657	89,599	159,943	159,861
Accrued expenses and other liabilities	142,215	131,853	129,696	137,934	143,438
Total liabilities	8,576,550	8,472,389	8,570,195	8,533,457	8,820,313
Stockholders’ equity:
Common stock	154,839	156,124	156,220	155,988	155,837
Additional paid-in capital	532,975	537,819	538,790	537,366	535,662
Retained earnings	588,106	585,387	575,578	557,920	548,419
Accumulated other comprehensive loss	(61,164)	(73,561)	(90,411)	(106,029)	(94,245)
Total stockholders’ equity	1,214,756	1,205,769	1,180,177	1,145,245	1,145,673
Total liabilities and stockholders’ equity	$9,791,306	$9,678,158	$9,750,372	$9,678,702	$9,965,986

Origin Bancorp, Inc.
Loan Data
(Unaudited)

	At and For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

LHFI	(Dollars in thousands)
Owner occupied commercial real estate	$986,859	$972,788	$937,985	$975,947	$991,671
Non-owner occupied commercial real estate	1,520,020	1,455,771	1,445,864	1,501,484	1,533,093
Construction/land/land development	615,778	653,748	798,609	864,011	991,545
Residential real estate - single family	1,460,696	1,465,535	1,465,192	1,432,129	1,414,013
Multi-family real estate	540,601	529,899	489,765	425,460	434,317
Total real estate loans	5,123,954	5,077,741	5,137,415	5,199,031	5,364,639
Commercial and industrial	1,919,782	2,011,178	2,022,085	2,002,634	2,074,037
MW LOC	472,968	574,748	404,131	349,081	495,188
Consumer	20,395	20,779	21,895	22,967	22,926
Total LHFI	7,537,099	7,684,446	7,585,526	7,573,713	7,956,790
Less: ALCL	96,259	92,426	92,011	91,060	95,989
LHFI, net	$7,440,840	$7,592,020	$7,493,515	$7,482,653	$7,860,801

Nonperforming assets(1)
Nonperforming LHFI
Commercial real estate	$11,736	$12,814	$5,465	$4,974	$2,776
Construction/land/land development	17,047	17,720	17,694	18,505	26,291
Residential real estate(2)	44,368	37,996	40,749	36,221	14,313
Commercial and industrial	15,043	16,655	17,325	15,120	20,486
Consumer	88	130	135	182	407
Total nonperforming LHFI	88,282	85,315	81,368	75,002	64,273
Other real estate owned/repossessed assets	577	1,991	1,990	3,635	6,043
Total nonperforming assets	$88,859	$87,306	$83,358	$78,637	$70,316
Classified assets	$138,910	$129,628	$129,666	$122,417	$113,529
Past due LHFI(3)	72,512	67,626	72,774	42,437	38,838
Past due 30 to 89 days and still accruing	7,739	12,495	42,587	18,015	20,170

Allowance for loan credit losses
Balance at beginning of period	$92,426	$92,011	$91,060	$95,989	$100,865
Provision (benefit) for loan credit losses	35,216	2,715	3,679	(5,489)	4,644
Loans charged off	32,206	3,700	4,848	2,025	11,226
Loan recoveries	823	1,400	2,120	2,585	1,706
Net charge-offs (recoveries)	31,383	2,300	2,728	(560)	9,520
Balance at end of period	$96,259	$92,426	$92,011	$91,060	$95,989

Origin Bancorp, Inc.
Loan Data - Continued
(Unaudited)

	At and For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Credit quality ratios
Total nonperforming assets to total assets	0.91%	0.90%	0.85%	0.81%	0.71%
Total nonperforming assets to loans & OREO	1.18	1.14	1.10	1.04	0.88
Nonperforming LHFI to LHFI	1.17	1.11	1.07	0.99	0.81
Past due LHFI to LHFI	0.96	0.88	0.96	0.56	0.49
Past due 30 to 89 days and still accruing to LHFI	0.10	0.16	0.56	0.24	0.25
ALCL to nonperforming LHFI	109.04	108.33	113.08	121.41	149.35
ALCL to total LHFI	1.28	1.20	1.21	1.20	1.21
ALCL to total LHFI, adjusted(4)	1.35	1.29	1.28	1.25	1.28
Net charge-offs (recoveries) to total average LHFI (annualized)	1.65	0.12	0.15	(0.03)	0.48
____________________________
(1)Nonperforming assets consist of nonperforming/nonaccrual loans and property acquired through foreclosures or repossession, as well as bank-owned property not in use and listed for sale, if any.
(2)Includes multi-family real estate.
(3)Past due LHFI are defined as loans 30 days or more past due and includes past due nonperforming loans.
(4)The ALCL to total LHFI, adjusted is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.

Origin Bancorp, Inc.
Average Balances and Yields/Rates
(Unaudited)

	Three Months Ended
	September 30, 2025		June 30, 2025		September 30, 2024
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands)
Commercial real estate	$2,450,148	5.85%	$2,407,632	5.78%	$2,507,566	5.93%
Construction/land/land development	644,455	7.05	739,601	6.92	1,019,302	7.37
Residential real estate(1)	1,992,766	5.66	1,955,422	5.62	1,824,725	5.56
Commercial and industrial ("C&I")	1,994,755	7.22	2,068,175	7.30	2,071,984	7.96
MW LOC	420,848	6.97	480,587	6.86	484,680	7.64
Consumer	20,652	7.40	21,851	7.29	22,739	7.93
LHFI	7,523,624	6.33	7,673,268	6.33	7,930,996	6.67
Loans held for sale	2,918	6.53	11,422	6.92	14,645	6.28
Loans receivable	7,526,542	6.33	7,684,690	6.33	7,945,641	6.67
Investment securities-taxable	951,758	3.65	980,430	3.15	1,038,634	2.50
Investment securities-nontaxable	176,051	3.43	175,101	3.26	146,619	2.46
Non-marketable equity securities held in other financial institutions	34,652	6.21	77,240	6.63	66,409	2.85
Interest-earning balances due from banks	473,352	4.37	276,372	4.36	229,224	5.46
Total interest-earning assets	9,162,355	5.89	9,193,833	5.87	9,426,527	6.09
Noninterest-earning assets	565,059		522,090		559,309
Total assets	$9,727,414		$9,715,923		$9,985,836

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$5,511,452	3.17%	$5,409,357	3.17%	$5,177,522	3.88%
Time deposits	819,692	3.37	868,703	3.45	1,469,849	4.47
Total interest-bearing deposits	6,331,144	3.20	6,278,060	3.20	6,647,371	4.01
FHLB advances and other borrowings	30,702	3.53	111,951	4.36	40,331	4.75
Subordinated indebtedness	89,692	5.02	89,633	5.07	159,826	4.78
Total interest-bearing liabilities	6,451,538	3.22	6,479,644	3.25	6,847,528	4.04
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,901,116		1,881,301		1,850,046
Other liabilities	147,329		164,647		162,565
Total liabilities	8,499,983		8,525,592		8,860,139
Stockholders’ Equity	1,227,431		1,190,331		1,125,697
Total liabilities and stockholders’ equity	$9,727,414		$9,715,923		$9,985,836
Net interest spread		2.67%		2.62%		2.05%
NIM		3.62		3.58		3.16
NIM-FTE(2)		3.65		3.61		3.18
____________________________
(1)Includes multi-family real estate.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.

Origin Bancorp, Inc.
Notable Items
(Unaudited)

	At and For the Three Months Ended
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal related to suspected borrower fraud	$(206)	$(0.01)	$—	$—	$—	$—	$—	$—	$—	$—
Notable interest expense items:
OID amortization - subordinated debenture redemption	—	—	—	—	(681)	(0.02)	—	—	—	—
Notable provision expense items:
Provision (expense) release on relationships related to or impacted by questioned banker activity	(1,670)	(0.04)	—	—	375	0.01	3,212	0.08	—	—
Provision expense related to suspected borrower fraud	(29,545)	(0.74)	—	—	—	—	—	—	—	—
Notable noninterest income items(2):
(Loss) gain on sales of securities, net	—	—	(14,448)	(0.36)	—	—	(14,617)	(0.37)	221	0.01
Positive valuation adjustment on non-marketable equity securities	6,972	0.18	—	—	—	—	—	—	—	—
Net (loss) gain on OREO properties(2)	—	—	(158)	—	(212)	(0.01)	198	—	—	—
BOLI payout	—	—	—	—	208	0.01	—	—	—	—
Insurance recovery income related to questioned banker activity	2,077	0.05	—	—	—	—	—	—	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(112)	—	(530)	(0.01)	(543)	(0.01)	(4,069)	(0.10)	(848)	(0.02)
Operating expense related to strategic Optimize Origin initiatives(3)	(577)	(0.01)	(428)	(0.01)	(1,615)	(0.04)	(1,121)	(0.03)	—	—
Operating expense related to suspected borrower fraud	(285)	(0.01)	—	—	—	—	—	—	—	—
Employee Retention Credit	—	—	—	—	213	0.01	1,651	0.04	—	—
Total notable items	$(23,346)	(0.59)	$(15,564)	(0.39)	$(2,255)	(0.06)	$(14,746)	(0.37)	$(627)	(0.02)
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.
(2)The $158,000 net loss on OREO properties for the quarter ended June 30, 2025, includes an $8,000 insurance settlement recovery that was included in noninterest income on the face of the income statement and $3,000 in repair costs that was included in noninterest expense. The $212,000 net loss on OREO properties for the quarter ended March 31, 2025, includes a $444,000 expected insurance settlement recovery that was included in noninterest income on the face of the income statement, and a $148,000 repair cost that was included in noninterest expense.
(3)The $577,000 operating expense related to strategic Optimize Origin initiatives for the quarter ended September 30, 2025, includes sub-lease income of $27,000 that was included in noninterest income on the face of the interest statement.

Origin Bancorp, Inc.
Notable Items - Continued
(Unaudited)

	Nine Months Ended September 30,
	2025		2024
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$—	$—	$(1,206)	$(0.03)
Interest income reversal related to suspected borrower fraud	(206)	(0.01)	—	—
Notable interest expense items:
OID amortization - subordinated debenture redemption	(681)	(0.02)	—	—
Notable provision expense items:
Provision expense on relationships related to or impacted by questioned banker activity	(1,295)	(0.03)	(7,343)	(0.19)
Provision expense related to suspected borrower fraud	(29,545)	(0.74)	—	—
Notable noninterest income items:
MSR gain	—	—	410	0.01
Loss on sales of securities, net	(14,448)	(0.36)	(182)	—
Gain on sub-debt repurchase	—	—	81	—
Positive valuation adjustment on non-marketable equity securities	6,972	0.18	5,188	0.13
Net (loss) gain on OREO properties (2)	(370)	(0.01)	800	0.02
BOLI payout	208	0.01	—	—
Insurance recovery income related to questioned banker activity	2,077	0.05	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(1,185)	(0.03)	(2,300)	(0.06)
Operating expense related to strategic Optimize Origin initiatives(3)	(2,620)	(0.07)	—	—
Operating expense related to suspected borrower fraud	(285)	(0.01)	—	—
Employee Retention Credit	213	0.01	—	—
Total notable items	$(41,165)	(1.04)	$(4,552)	(0.12)
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.
(2)The $370,000 net loss on OREO properties for the nine months ended September 30, 2025, includes a $452,000 insurance settlement recovery that was included in noninterest income on the face of the income statement and a $151,000 repair cost that was included in noninterest expense.
(3)The $2.6 million operating expense related to strategic Optimize Origin initiatives for the nine months ended September 30, 2025, includes sub-lease income of $27,000 that was included in noninterest income on the face of the interest statement.

Origin Bancorp, Inc.
Non-GAAP Financial Measures
(Unaudited)

	At and For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$8,623	$14,647	$22,411	$14,270	$18,601
Provision (benefit) for credit losses	36,820	2,862	3,444	(5,398)	4,603
Income tax expense	2,361	4,012	6,138	3,725	5,068
PTPP earnings (non-GAAP)	$47,804	$21,521	$31,993	$12,597	$28,272

Calculation of PTPP ROAA:
PTPP earnings	$47,804	$21,521	$31,993	$12,597	$28,272
Divided by number of days in the quarter	92	91	90	92	92
Multiplied by the number of days in the year	365	365	365	366	366
PTPP earnings, annualized	$189,657	$86,320	$129,749	$50,114	$112,473
Divided by total average assets	9,727,414	9,715,923	9,808,215	9,978,543	9,985,836
ROAA (annualized) (GAAP)	0.35%	0.60%	0.93%	0.57%	0.74%
PTPP ROAA (annualized) (non-GAAP)	1.95	0.89	1.32	0.50	1.13

Calculation of tangible book value per common share:
Total common stockholders’ equity	$1,214,756	$1,205,769	$1,180,177	$1,145,245	$1,145,673
Goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Other intangible assets, net	(34,861)	(36,444)	(38,212)	(37,473)	(39,272)
Tangible common equity	1,051,216	1,040,646	1,013,286	979,093	977,722
Divided by common shares outstanding at the end of the period	30,967,768	31,224,718	31,244,006	31,197,574	31,167,410
Book value per common share (GAAP)	$39.23	$38.62	$37.77	$36.71	$36.76
Tangible book value per common share (non-GAAP)	33.95	33.33	32.43	31.38	31.37

Calculation of ROATCE:
Net income	$8,623	$14,647	$22,411	$14,270	$18,601
Divided by number of days in the quarter	92	91	90	92	92
Multiplied by number of days in the year	365	365	365	366	366
Annualized net income	$34,211	$58,749	$90,889	$56,770	$74,000

Total average common stockholders’ equity	$1,227,431	$1,190,331	$1,166,749	$1,149,228	$1,125,697
Average goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Average other intangible assets, net	(35,741)	(37,459)	(38,254)	(38,646)	(40,487)
Average tangible common equity	1,063,011	1,024,193	999,816	981,903	956,531

ROAE (annualized) (GAAP)	2.79%	4.94%	7.79%	4.94%	6.57%
ROATCE (annualized) (non-GAAP)	3.22	5.74	9.09	5.78	7.74

Origin Bancorp, Inc.
Non-GAAP Financial Measures- Continued
(Unaudited)

	At and For the Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

	(Dollars in thousands, except per share amounts)
Calculation of core efficiency ratio:
Total noninterest expense	$62,028	$61,983	$62,068	$65,422	$62,521
Insurance and mortgage noninterest expense	(7,532)	(8,460)	(8,230)	(8,497)	(8,448)
Adjusted total noninterest expense	54,496	53,523	53,838	56,925	54,073

Net interest income	$83,704	$82,136	$78,459	$78,349	$74,804
Insurance and mortgage net interest income	(2,885)	(2,924)	(2,815)	(2,666)	(2,578)
Total noninterest income	26,128	1,368	15,602	(330)	15,989
Insurance and mortgage noninterest income	(7,324)	(8,030)	(8,842)	(6,592)	(8,081)
Adjusted total revenue	99,623	72,550	82,404	68,761	80,134

Efficiency ratio (GAAP)	56.48%	74.23%	65.99%	83.85%	68.86%
Core efficiency ratio (non-GAAP)	54.70	73.77	65.33	82.79	67.48

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	Nine Months Ended September 30,
	2025	2024

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$45,681	$62,222
Provision for credit losses	43,126	12,846
Income tax expense	12,511	17,042
PTPP earnings (non-GAAP)	$101,318	$92,110

Calculation of PTPP ROAA:
PTPP Earnings	$101,318	$92,110
Divided by the year-to-date number of days	273	274
Multiplied by number of days in the year	365	366
Annualized PTPP Earnings	$135,462	$123,037

Divided by total average assets	$9,750,221	$9,951,890
ROAA (annualized) (GAAP)	0.63%	0.84%
PTPP ROAA (annualized) (non-GAAP)	1.39	1.24

Calculation of ROATCE:
Net income	$45,681	$62,222
Divided by the year-to-date number of days	273	274
Multiplied by number of days in the year	365	366
Annualized net income	$61,075	$83,114

Total average common stockholders’ equity	$1,195,059	$1,091,018
Average goodwill	(128,679)	(128,679)
Average other intangible assets, net	(37,142)	(42,576)
Average tangible common equity	1,029,238	919,763

ROAE (annualized) (GAAP)	5.11%	7.62%
ROATCE (annualized) (non-GAAP)	5.93	9.04

Calculation of core efficiency ratio:
Total noninterest expense	$186,079	$185,616
Insurance and mortgage noninterest expense	(24,222)	(24,895)
Adjusted total noninterest expense	161,857	160,721

Net interest income	$244,299	$222,017
Insurance and mortgage net interest income	(8,624)	(7,780)
Total noninterest income	43,098	55,709
Insurance and mortgage noninterest income	(24,196)	(26,747)
Adjusted total revenue	254,577	243,199

Efficiency ratio (non-GAAP)	64.75%	66.83%
Core efficiency ratio (non-GAAP)	63.58	66.09